Prestige Brands Holdings, Inc.

Financial Supplement

Non-GAAP Financial Measures

Purpose of this Supplement
Generally accepted accounting principles as used in the United States (“GAAP”) prescribe the accounting treatment for various transactions and events associated with the formation of Prestige Brands Holdings, Inc. (the “Company”), the Company’s initial public offering, as well as certain acquisitions and other corporate events. Management believes that the timing of these transactions and events and the charges to earnings required by GAAP cause the Company’s financial statements to be less comparable on a period-to-period basis. Accordingly, the Company has prepared this Financial Supplement in which it presents “Adjusted Net Income,” which excludes the effects of these charges to improve comparability of the Company’s operating results on a period-to-period basis. These adjustments have been previously disclosed; however, this Financial Supplement provides an update to reflect the impact of the Company’s recently restated financial statements that are included in Form 10-Q/A for the quarterly period ended December 31, 2004, as well as Form 10-K/Amendment No. 2 for the fiscal year ended March 31, 2005.

Preliminary Note
As reported, the Company has taken certain charges to earnings that management considers infrequent or unusual in nature that tend to distort the true operating profile of the Company. “Adjusted Net Income,” which is presented in this Financial Supplement, is a “non-GAAP financial measure” as that term is defined by the Securities and Exchange Commission (“SEC”) in Regulation G. The attached schedules provide the restated consolidated statements of operations for the fiscal quarters included in the year ended March 31, 2005 and reconciles “Adjusted Net Income” to Income (Loss) Before Income Taxes, the most directly comparable GAAP measure.

Although certain numbers set forth in the attached schedules are derived from the Company’s audited financial statements contained in the Annual Report on Form 10-K/Amendment No. 2 for the fiscal year ended March 31, 2005, the attached schedules are “unaudited”.

Forward Looking Statements
All statements, other than statements of historical fact included in this supplement, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions,” “target,” “guidance,” “outlook,” “plans,” “projection,” “may,” “will,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. There are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans; (2) successfully executing, managing and integrating key acquisitions; (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources; (5) the ability to successfully manage regulatory, tax and legal matters (including product liability matters), and to resolve pending matters; (6) the ability to successfully manage increases in the prices of raw materials used to make the Company’s products; (7) the ability to stay close to consumers in an era of increased media fragmentation; and (8) the ability to stay on the leading edge of innovation. For additional information concerning factors that could cause actual results to differ materially from those projected herein, please refer to our most recent reports filed with the SEC on Forms 10-K/A, 10-Q and 8-K.

PRESTIGE BRANDS HOLDINGS, INC.
Consolidated Statement of Operations
Fiscal Year Ended March 31, 2005
(Restated)

	Quarterly Period Ended
(In thousands)	June 30, 2004	September 30, 2004	December 31, 2004	March 31, 2005	Fiscal Year 2005
REVENUES:
Net sales	$58,680	$79,932	$73,018	$77,288	$288,918
Other revenues	75	26	25	25	151

Total revenues	58,755	79,958	73,043	77,313	289,069

COST OF SALES:
Cost of sales	33,138	37,941	33,241	34,689	139,009

Gross profit	25,617	42,017	39,802	42,624	150,060

OPERATING EXPENSES:
Advertising and promotion	10,785	8,449	5,168	5,295	29,697
General and administrative	4,921	4,502	5,690	5,085	20,198
Depreciation	486	452	457	504	1,899
Amortization of intangible assets	1,803	1,802	2,148	2,148	7,901

Total operating expenses	17,995	15,205	13,463	13,032	59,695

Operating income	7,622	26,812	26,339	29,592	90,365

OTHER INCOME (EXPENSE):
Interest income	28	59	48	236	371
Interest expense	(11,077)	(10,893)	(12,042)	(11,085)	(45,097)
Loss on extinguishment of debt	(7,567)	-	-	(19,296)	(26,863)

Total other income (expense)	(18,616)	(10,834)	(11,994)	(30,145)	(71,589)

Income (loss) before income taxes	(10,994)	15,978	14,345	(553)	18,776

(Provision) Benefit for income taxes	3,902	(6,076)	(5,218)	(1,164)	(8,556)

Net income (loss)	$(7,092)	$9,902	$9,127	$(1,717)	$10,220

PRESTIGE BRANDS HOLDINGS, INC.
Reconciliation of Income (Loss) Before Income Taxes to Adjusted Net Income
(Restated)

	Quarterly Period Ended
(In thousands)	June 30, 2004	September 30, 2004	December 31, 2004	March 31, 2005	Fiscal Year 2005

Reconciliation to Adjusted Net Income
Income (loss) before income taxes	$(10,994)	$15,978	$14,345	$(553)	$18,776
Loss on extinguishment of debt (1)	7,567	-	-	19,296	26,863
Inventory step-up (2)	5,249	-	86	-	5,335
Adjusted Interest Expense (3)	2,975	2,975	2,975	2,975	11,900
Other charges (4)	-	61	567	-	628
Adjusted Income before income taxes	4,797	19,014	17,973	21,718	63,502
Provision for income taxes @ 39% (5)	(1,871)	(7,415)	(7,009)	(8,470)	(24,765)

Adjusted net income	$2,926	$11,599	$10,964	$13,248	$38,737

Footnotes to schedule
(1)
Debt extinguishment charges were excluded as they did not represent actual cash charges incurred during the period and because charges of this magnitude are not expected to recur. Further, because management views these charges as not representing actual operating costs, excluding these charges in this presentation is believed to provide a more comparable representation of operating activity.

(2)
Although purchase accounting requires inventory step-up charges to be incurred each time the Company makes an acquisition, charges of the magnitude resulting from the Company’s initial acquisitions are not expected to recur. Also, because management views these step-up charges as not representing actual operating costs, excluding these charges in this presentation is believed to provide a more comparable representation of operating activity.

(3)
Interest expense has been adjusted to reflect pro forma interest of $33.2 million based on the assumption that the post IPO capital structure had been in place as of the beginning of the fiscal year. For this reconciliation, the adjustment has been amortized on a straight line basis over the four fiscal quarters.

(4)
These charges represent transaction costs incurred in pursuing the possible strategy to issue Income Deposit Securities which was abandoned in favor of an initial public offering of the Company. As these charges are unlikely to recur, they are excluded in this presentation for comparability purposes.

(5)	Management has presented “Adjusted Net Income” using a 39% tax rate, which approximates the Company’s current tax provision.